Exhibit 10.6

Mersana Therapeutics, Inc.
840 Memorial Dr.
Cambridge, MA 02139

June 15, 2021

VIA E-MAIL

Tushar Misra
c/o Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139

Dear Tushar:
I am pleased to offer you the position of SVP and Chief Manufacturing Officer of Mersana Therapeutics, Inc. (the “Company”), and present you with the terms and conditions of your employment by the Company, as set forth in this letter agreement (this “Agreement”).

1.Position. Your position will be SVP and Chief Manufacturing Officer, reporting to President & Chief Executive Officer. In addition to performing duties and responsibilities associated with the position of SVP and Chief Manufacturing Officer, from time to time the Company may assign you other duties and responsibilities consistent with such position. As a full- time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed on an annual basis.

2.Start Date and Nature of Relationship. Your start date is expected to be on or before Monday, August 2, 2021. Your employment with the Company will be for no specified period and will constitute “at-will” employment. As a result, either you or the Company may terminate your employment relationship at any time and for any reason. No provision of this Agreement shall be construed to create an express or implied employment contract between you and the Company for any specific period of time.

3.Compensation.

(a)Your base salary will be $17,708.34 (seventeen thousand seven hundred eight dollars and thirty four cents) per pay period (currently twice per month), which is $425,000.00 (four hundred twenty five thousand dollars) on an annualized basis and will be payable in accordance with the Company’s standard payroll procedures. Your base salary will be eligible for potential discretionary merit increases, in the discretion of the compensation committee (the “Compensation Committee”) of the Board of Directors of the Company

Exhibit 10.6
(b)You will be eligible in January 2022 for a pro-rated annual discretionary performance bonus with a target of 40% (forty percent) of your annual base salary, subject to the achievement of performance goals determined by the Compensation Committee. The amount, terms and conditions of any annual bonus will be determined by the Compensation Committee in its discretion, subject to the terms and conditions of any applicable bonus plan in effect from time to time.

(c)Subject to approval by the Company’s Compensation Committee following your employment start date, the Company will grant to you an option to purchase 112,500 (one hundred and twelve thousand, five hundred shares of the Company’s common stock, which option will vest (i.e., become exercisable) as to 25% of the shares on the first anniversary of your start date and the remainder of which shall vest at a rate of 6.25% quarterly over next three years, in each case, subject to your continued employment with the Company. The option exercise price will be equal to the fair market value of a share of the Company’s common stock on the date of grant of the option as determined by the Company’s Board of Directors (or its Compensation Committee). The option will be issued pursuant to the Mersana Therapeutics, Inc., 2017 Stock Incentive Plan (the “Plan”) and will be subject to all of the terms and conditions set forth in the Plan and the option agreement governing the option. These documents will be provided to you at the time the stock option is granted to you. In the event of any conflict between this letter and the Plan or the stock option agreement, the Plan and the stock option agreement will control.

(d)Subject to approval by the Company’s Compensation Committee following your employment start date, the Company will grant to you 25,000 (twenty-five-thousand) restricted stock units (“RSUs”), which will vest (i.e., become exercisable) as to 25% on the first anniversary of your start date and the remainder of which shall vest 25% annually on the anniversary of your start date over next three years, in each case, subject to your continued employment with the Company. This grant will be issued pursuant to the Mersana Therapeutics, Inc., 2017 Stock Incentive Plan (the “Plan”) and will be subject to all of the terms and conditions set forth in the Plan and the restricted stock unit agreement governing the RSUs. These documents will be provided to you at the time the RSUs are granted to you. In the event of any conflict between this letter and the Plan or the restricted stock unit agreement, the Plan and the restricted stock unit agreement will control.

4.Benefits. You will be entitled to receive such benefits as are generally provided by the Company to its employees and for which you are eligible in accordance with Company policy and the terms and conditions of the applicable benefit plans, in each case, as in effect from time to time. The Company retains the right to change, add or cease any particular benefit at any time. You will be eligible for ten paid holidays and 4 weeks’ paid vacation per year, which vacation eligibility will accrue at a rate of 1.67 days per month of service.

Exhibit 10.6

5.Severance. In the event that your employment is terminated by the Company other than for Disqualifying Conduct (as defined below) and not as a result of your death or disability) or you resign for Good Reason (as defined below) the Company shall, for 9 (nine) months following the date your employment terminates, (i) continue to pay you your base salary as in effect on the date of termination or, to the extent such base salary was reduced giving rise to Good Reason hereunder, as in effect immediately prior to such reduction in accordance with its standard payroll procedures, and (ii) provided that you timely elect to continue coverage in the Company’s group health plans in accordance with COBRA or applicable state law, pay a portion of the COBRA or applicable state law premium contributions on your behalf equal to the excess of the cost of such premiums for you, your spouse and dependents (if applicable) over the amount that you would have paid for such coverage had you remained continuously employed by the Company, in each case, subject to your signing and returning to the Company (and not subsequently revoking), within sixty (60) days following the date on which your employment terminates, an effective separation agreement in the form provided by the Company (which separation agreement shall include a release of claims and restrictive covenants substantially similar to those contained in the Confidentiality Agreement) (the “Separation Agreement”) and your continued compliance with the Confidentiality Agreement (as defined below). Notwithstanding the foregoing, if the Company determines that its payment of the COBRA or applicable state law premium contributions would subject the Company to any tax or penalty, then the Company may elect to pay to you in any month, in lieu of making such payments on your behalf, a cash payment equal to the Company’s cost of the monthly premium contribution for that month in accordance with the Company’s standard payroll procedures. Any salary continuation payments made under this Section 5 will begin sixty (60) days following the date your employment terminates, on the next regular Company payroll following such date, and the first such salary continuation payment will include all payments that would have otherwise been paid on the regular payroll dates of the Company following the date your employment terminates but prior to such first salary continuation payment.

For all purposes of this Agreement:

•“Disqualifying Conduct” shall mean, as determined by the Company: (i) willful misconduct or gross negligence as to a material matter in connection with your duties; (ii) any act constituting material dishonesty or fraud with respect to the Company; (iii) the indictment for, conviction of, or a plea of guilty or nolo contendere to, a felony under applicable law; (iv) material violation of a material term of any written Company policy made available to you; (v) failure to attempt in good faith to (A) perform your duties in all material respects or (B) follow a clear, lawful and reasonable directive of the Board; or (vi) material breach of a fiduciary duty owed to the Company that has caused or could reasonably be expected to cause a material injury to the business; provided, that in no event shall your employment be terminated for Cause unless (A) an event or circumstance set forth in clauses (i), (ii), (iv) or (v) has occurred and the Company provides you with written notice after the Company has knowledge of the occurrence of existence of such event or circumstance, which notice reasonably identifies the event or circumstance that the Company believes constitutes Cause and (B) with respect to the events and circumstances set forth in clauses (iv) and (v) only, you fail to substantially cure the event or circumstance so identified within 30 days of the receipt of such notice; and

Exhibit 10.6
•“Good Reason” shall mean, without your consent: (i) a material decrease in your base salary; (ii) a material diminution in your authorities, duties or responsibilities, or (iii) the relocation of your principal work location to a location more than fifty
(50) miles from its current location; provided, in each case, that (A) you provide written notice to the Company, setting forth in reasonable detail the event or events giving rise to Good Reason within thirty (30) days following the initial occurrence of such event, (B) such event or events are not cured by the Company within a period of thirty (30) days following its receipt of such written notice, and (C) you actually terminate your employment not later than thirty (30) days following the expiration of such cure period.

6.Change in Control. In the event your employment is terminated by the Company other than for Disqualifying Conduct (and not as a result of your death or disability) or you resign for Good Reason, in each case, on or within twelve (12) months following the consummation of a Change in Control (as defined below), in lieu of the payments set forth in Section 5 above, (i) the Company shall pay you a lump sum cash severance payment equal to the sum of (A) twelve (12) months’ of your base salary and (B) one (1) times your annual target bonus, in each case as in effect on the date of termination (or, to the extent such base salary was reduced giving rise to Good Reason hereunder, as in effect immediately prior to such reduction), (ii) for a period of twelve (12) months following the date your employment terminates and provided that you timely elect to continue coverage in the Company’s group health plans in accordance with COBRA or applicable state law, the Company shall pay a portion of the COBRA or applicable state law premium contributions on your behalf equal to the excess of the cost of such premiums for you, your spouse and dependents (if applicable) over the amount that you would have paid for such coverage had you remained continuously employed by the Company, and (iii) all of your stock options and other equity-based awards, to the extent outstanding immediately prior to the termination of your employment, will be treated as having vested in full as of immediately prior to such termination of employment, in each case, subject to your signing and returning to the Company (and not subsequently revoking), within sixty (60) days following the date on which your employment terminates, an effective Separation Agreement in the form provided to you by the Company and your continued compliance with the Confidentiality Agreement (as defined below). Notwithstanding the foregoing, if the Company determines that its payment of the COBRA or applicable state law premium contributions would subject the Company to any tax or penalty, then the Company may elect to pay to you in any month, in lieu of making such payments on your behalf, a cash payment equal to the Company’s cost of the monthly premium contribution for that month. Any cash severance payment made under this Section 6 will be made on the next regular Company payroll following the sixtieth (60th) day after the date your employment terminates.
For all purposes of this Agreement, the term “Change in Control” shall mean, as determined by the Company, a “change in control event” as that term is defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Exhibit 10.6
7.Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Nondisclosure and Assignment of Intellectual Property Agreement in the form of Attachment A to this Agreement (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Agreement, in the event you breach any provision of the Confidentiality Agreement or Separation Agreement (to the extent one arises as provided herein), the Company’s obligation to pay or provide, or continue to pay or provide, any salary continuation, severance or other benefits under Section 5 or 6 of this Agreement, as applicable, shall immediately cease.

8.Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company, its successors or any of their respective affiliates under applicable law.

9.Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except to the extent of amounts or benefits that are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury regulations. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.
10.Section 280G. If all, or any portion, of the payments or benefits provided under this Agreement, either alone or together with any other payment or benefit which you receive or are entitled to receive from the Company or an affiliate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, notwithstanding anything in this Agreement or any other agreement or plan to the contrary, you shall be entitled to receive: (A) the amount of such payments or benefits, reduced such that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amounts otherwise payable hereunder and under any other agreement or plan of the Company or its subsidiaries (without regard to clause (A)), reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code), would be greater than the Limited Amount reduced by all taxes applicable thereto, the amounts otherwise payable hereunder. All determinations under this Section 10 shall be made by an accounting, consulting or valuation firm selected, and paid for, by the Company.

Exhibit 10.6
11.General.

(a)This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof. No amendment to this Agreement will be permitted except in writing, signed by the parties hereto.

(b)This Agreement shall be governed by the law of the Commonwealth of Massachusetts, without regard to any conflict of laws provisions.

(c)This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

You may accept this offer of employment and the terms and conditions of this Agreement by signing this letter, which execution will evidence your agreement with the terms and conditions set forth herein and therein and returning them to the Company.

This offer of employment will expire at the end of business, Monday, June 21, 2021, unless accepted by you prior to such date.

Sincerely,

MERSANA THERAPEUTICS, INC.

By: /s/Anna Protopapas
Name:    Anna Protopapas
Title:    President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Tushar Misra
Date: 6/18/2021

Exhibit 10.6
Attachment A
Confidentiality Agreement

Please see attached.

Exhibit 10.6

MERSANA THERAPEUTICS, INC.
EMPLOYEE NONDISCLOSURE, NONCOMPETITION AND
ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT
In consideration and as a condition of my employment by Mersana Therapeutics, Inc., a Delaware corporation, or its affiliates (collectively, the “Company”), and of the compensation to be paid to me, including without limitation the option and restricted stock unit grants that will be made to me in connection with the commencement of my employment or engagement by the Company; in order to protect the Company’s Confidential Information and goodwill; and in recognition of the fact that as an employee or consultant of the Company (it being understood that, as used herein, my employment includes any time in which I may be retained by the Company as a consultant) I will have access to the Company’s Confidential Information (as defined below in Section 2), I agree with the Company as follows:

1.Performance; Prior Obligations.
(a)I agree to perform my assigned duties diligently, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to my conduct and my access to and use of the Company’s property, equipment and facilities. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public at large, security provisions designed to protect Company property and the personal security of Company employees, rules respecting attendance, punctuality, and hours of work, and rules and procedures designed to protect the confidentiality of proprietary information. The Company agrees to make reasonable efforts to inform me of such rules, standards and procedures as are in effect from time to time.
(b)I hereby represent, warrant and agree (i) that I have the full right to enter into this Agreement and perform the services required of me hereunder and otherwise in connection with my employment by the Company, without any restriction whatsoever; (ii) that in the course of performing services hereunder or otherwise in connection with my employment by the Company, I will not violate the terms or conditions of any agreement between me and any third party or any court order or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; (iii) that I have not and will not disclose or use during my employment or engagement by the Company any confidential information that I acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that I have disclosed to the Company in writing any and all continuing obligations to previous employers or others that require me not to disclose any information to the Company or that otherwise limit or restrict my activities for the Company.
2.Confidential Information. As of the date this Agreement is fully-executed, and while employed by the Company and thereafter, I shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of the Company, or disclose any Confidential Information to anyone outside of the Company, whether by private communication, public address, publication or otherwise, or disclose any Confidential Information to anyone within the Company who has not been authorized to receive such information, except as directed in writing by an authorized representative of the Company. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information, know-how, data, designs,

Exhibit 10.6
specifications, processes, customer lists and other technical or business information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by a consultant or employee of the Company (including myself) or received by the Company from an outside source, and which is maintained in confidence by the Company or which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include:
(a)any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and
(b)the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company or its customers.
Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain other than through any acts by me or my agents.
I understand that the Company from time to time has in its possession information (including product and development plans and specifications) which is claimed by customers and others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Confidential Information for purposes of this Agreement.
Nothing in this Agreement limits, restricts or in any other way affects my communications with any governmental agency or entity, or with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. I understand that I cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding.   Notwithstanding this immunity from liability, I understand that I may be held liable if I unlawfully access trade secrets by unauthorized means.

3.Ownership and Assignment of Intellectual Property.
(a)I agree that all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, reports, models, records, files, memoranda, plans, sketches and all other documents and materials containing, representing, evidencing, recording, or constituting any Confidential Information (as defined in Section 2 above), however and whenever produced (whether by myself or others) during the course of my employment, shall be the sole property of the Company.
(b)I agree that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works,

Exhibit 10.6
whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by me, either alone or with others, and in any way relating to the business or proposed business of the Company, to the Company’s present or proposed products, programs or services, to tasks assigned to me by the Company or its predecessor in interest or to the work conducted by me for the Company or its predecessor in interest, whether or not reduced to tangible form or reduced to practice during the term of my employment, whether or not made during regular working hours, whether or not made on the Company’s premises and whether or not disclosed by me to the Company (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company.
(c)I agree to, and hereby do, assign to the Company all my right, title and interest throughout the world in and to all Inventions and to anything tangible which evidences, incorporates, constitutes, represents or records any Invention. I agree that all Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign to the Company all copyrights, patents and other proprietary rights I may have in any Inventions, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights. I agree to waive, and hereby waive, all moral rights or proprietary rights in or to any Inventions and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns.
(d)I hereby certify Exhibit A sets forth any and all confidential information and intellectual property that I claim as my own or otherwise intend to exclude from this Agreement because it was developed by me prior to my employment with the Company. I understand that after execution of this Agreement I shall have no right to exclude Confidential Information or Inventions from this Agreement.
4.Employee’s Obligation to Keep Records. I shall make and maintain adequate and current written records of all Inventions, including notebooks and invention disclosures, which records shall be available to and remain the property of the Company at all times. I shall disclose all Inventions promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.
5.Employee’s Obligation to Cooperate. I will, at any time during my employment, or after it terminates, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, I will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Inventions assigned pursuant to Section 3, and I will execute, when requested, patent and other applications and assignments thereof to the Company, or persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and I will further assist the Company in every way to enforce any patents and copyrights obtained, including, without limitation, testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of my assistance incurred at the request of the Company under this Section will be reimbursed by the Company. In the event the Company is unable after reasonable effort to obtain my signature on any document which I may be required to sign pursuant to this Agreement, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably appoint each of the President

Exhibit 10.6
and the Secretary of the Company (whether now or hereafter in office) as my attorney-in-fact to execute any such document on my behalf.
6.Noncompetition and Non-solicitation.
(a)During my employment with the Company I shall devote my full working time, skill, energy and efforts to the Company. During my employment with the Company and for a period of 12 months after termination of my employment for any reason other than due to layoff or termination by the Company without Cause (collectively, the “Non-Compete Period”), I shall not, on my own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity (except as a holder of not more than one (1%) percent of the stock of a publicly held company) participate, directly or indirectly, in any capacity involving any of the services that I provided to the Company at any time during my employment or, with respect to the portion of the Non-Compete Period that follows the termination of my employment, during the last two years of my employment, in any business that is [or that competes with] a Competitive Business anywhere in the Restricted Area. Notwithstanding the foregoing, Section 6(a) shall not preclude me from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which I am employed, or to which I provide services, is not a Competitive Business, (ii) I do not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is a Competitive Business (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to my commencement of employment with the Division.
(b)During my employment with the Company and for a period of 12 months after termination of my employment for any reason (the “Non-Solicitation Period”), I shall not, directly or indirectly, solicit, induce, attempt to hire or engage, or hire or engage any employee of the Company (or any person who may have been employed by the Company during the two years preceding the restricted activity), or assist in such solicitation, inducement, attempt to hire or engage or hiring or engagement by any other person or business entity or encourage any such employee or any independent contractor of the Company (or any person or entity who may have been engaged by the Company as an independent contractor during the two years preceding the restricted activity) to terminate or diminish his, her or its employment or engagement with the Company.
(c)During the Non-Solicitation Period, I shall not, directly or indirectly (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company to terminate or diminish its relationship with them; or (ii) seek to persuade any such customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier or other business partner of the Company, to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner conducts or could conduct, or such prospective customer, vendor, supplier or other business partner could conduct, with the Company; provided, however, that these restrictions shall apply (y) only with respect to those persons and entities who are or have been a customer, vendor, supplier or other business partner of the Company at any time within the two years preceding the activity restricted by this Section 6(c) or whose business has been solicited on behalf of the Company by any of its officers, employees or agents within such two year period, other than by form letter, blanket mailing or published advertisement, and (z) only if I have performed work for such person or entity during my employment with the Company or been introduced to, or otherwise had contact with, such person or entity as a result of my employment or other associations with the Company or have

Exhibit 10.6
had access to Confidential Information which would assist in my solicitation of such person or entity.
(d)For purposes of Section 6(a):
(i)“Cause” shall mean for purposes of this Agreement and notwithstanding any other agreement between me and the Company, the occurrence of any of the following, as determined by the Company in its reasonable discretion: (i) my failure to perform my duties and responsibilities to the Company, or the performance of my duties and responsibilities to the Company in a manner deemed by the Company to be in any way unsatisfactory; (ii) my breach of this Agreement or any other agreement between me and the Company; (iii) my commission of, or plea of nolo contendere to, a felony or other crime; (iv) any misconduct by me or other conduct by me that is or could reasonably be expected to be harmful to the business interests or reputation of the Company; (v) my violation or disregard for any rule or procedure or policy of the Company; or (vi) any other reasonable basis for Company dissatisfaction with me, including for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior.
(ii)“Competitive Business” shall mean any biopharmaceutical business that is engaged in the research, development and/or commercialization of antibody drug conjugates for oncology or immunotherapy.
(iii)“Restricted Area” shall mean anywhere in the word or, with respect to the portion of the Restricted Period that follows the termination of my employment, any geographic area in which I at any time within the last two years of my employment with the Company provided services or had a material influence or presence.
(e)I agree that if I violate any fiduciary duty to the Company or unlawfully take any Confidential Information or other property belonging to the Company, the Non-Compete Period will extend by the time during which I engaged in such violation(s), for up to a total of two (2) years following the date of termination of my employment. I further agree that if I violate any restriction set forth in Section 6(b), the period of such violation (from the commencement of any such violation until such time as I cure such violation) shall not count toward or be included in satisfying the Non-Solicitation Period.
7.Return of Property. Upon termination of my employment with the Company, or at any other time upon request of the Company, I shall return promptly any and all customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which I may then possess or have under my control. I further agree that upon termination of employment I shall not take with me any documents or data in any form or of any description containing or pertaining to Confidential Information or Inventions or any other property of the Company.
8.Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.
9.Miscellaneous.

Exhibit 10.6
(a)This Agreement and the Offer Letter dated March 5, 2021 contain the entire and only agreement between me and the Company with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative hereof. In the event of any inconsistency between this Agreement and any other contract between me and the Company, the provisions of this Agreement shall prevail.
(b)Except as otherwise provided herein, my obligations under this Agreement shall survive the termination of my employment with the Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with the Company. I acknowledge that this Agreement is not meant to constitute a contract of employment for a specific duration or term, and that my employment with the Company is at-will. The Company and I will retain the right to terminate my employment at any time, with or without notice or cause. Further, no claimed breach of any agreement I may have with the Company or other violation of law attributed to the Company, or change in the nature or scope of my employment or other relationship with the Company, shall operate to excuse me from the performance of my obligations under this Agreement.
(c)If any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.
(d)I acknowledge and agree that violation of this Agreement by me would cause irreparable harm to the Company not adequately compensable by money damages alone, and I therefore agree that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief to prevent an actual or threatened violation of this Agreement and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond in connection therewith, together with an award of its attorney’s fees incurred in enforcing its rights hereunder.
(e)No failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by the Company in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(f)This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by me and the Company.
(g)This Agreement shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

Exhibit 10.6
BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT (1) I HAVE READ ALL THE PROVISIONS OF THIS EMPLOYEE NONDISCLOSURE, NONCOMPETITION AND ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS, (2) I HAVE BEEN ADVISED AND AM HEREBY ADVISED OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, AND (3) THE COMPANY PROVIDED ME WITH THIS AGREEMENT BY THE EARLIER OF (A) THE DATE OF A FORMAL OFFER OF EMPLOYMENT OR OTHER ASSOCIATION WITH THE COMPANY OR (B) TEN BUSINESS DAYS BEFORE THE COMMENCEMENT OF EMPLOYMENT OR OTHER ASSOCIATION WITH THE COMPANY.

Date: _6/18/2021________________
EMPLOYEE:

/s/ Tushar Misra_______________________
Employee’s Signature
Tushar Misra
c/o Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139

Accepted and Agreed:

MERSANA THERAPEUTICS, INC.

By:_/s/ Anna Protopapas_____________________
Anna Protopapas
President & Chief Executive Officer